                                                                   EXHIBIT 12.1


                                       GUITAR CENTER, INC.
                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      (DOLLARS IN THOUSANDS)
                                           (UNAUDITED)

Caption
                                       YEAR      TWO MONTHS                                            NINE MONTHS
                                       ENDED        ENDED                   YEAR ENDED                    ENDED
                                    OCTOBER 31,  DECEMBER 31,               DECEMBER 31,               SEPTEMBER 30,
                                       1992          1992        1993      1994      1995       1996        1997
                                    --------------------------------------------------------------------------------
Earnings(loss) before income taxes    $4,076        $1,424      $5,251   $ 9,155   $11,202    (72,270)    $ 3,968
 Add:  Interest expense                  536            58         302       266       382     12,177      11,373
       Portion of rents
        representative of
        interest factor                  318            53         347       601       662        952       1,027
                                   --------------------------------------------------------------------------------

       Earnings (loss) as
        adjusted                       4,930         1,535       5,900    10,022    12,246    (59,141)     16,368

Fixed charges:
       Interest expense                  536            58         302       266       382     12,177      11,373
       Portion of rents
        representative of
        interest factor                  318            53         347       601       662        952       1,027
                                   --------------------------------------------------------------------------------
       Total fixed charges               854           111         649       867     1,044     13,129      12,400
                                   --------------------------------------------------------------------------------
Ratio of earnings fixed charges          5.8          13.8         9.1      11.6      11.7        --          1.3
                                   --------------------------------------------------------------------------------
                                   --------------------------------------------------------------------------------

(a) The ratio of earnings to fixed charges has been computed based upon earnings (loss) before provision for income taxes and fixed charges. Fixed charges consist of interest expense and one third of rental expense (the proportion deemed representative of the interest Factor).

(b) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $72.3 million for the year ended December 31, 1996.